Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Chembio Diagnostic Systems, Inc.

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Amendment No. 1 dated March 31, 2016 to the Registration Statement on Form S-3 of Chembio Diagnostics, Inc. of our report dated March 8, 2016 relating to the consolidated financial statements of Chembio Diagnostics Systems, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.  We also consent to the reference to us under the caption "Experts" in the Prospectus.

BDO USA, LLP

/s/ BDO USA LLP

Melville, New York
March 31, 2016